UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2020

GARRETT MOTION INC.

(Exact name of Registrant as specified in its Charter)

Delaware	1-38636	82-4873189
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

La Pièce 16, Rolle, Switzerland	1180
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +41 21 695 30 00

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	GTX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 8, 2020, Garrett Motion Inc. (the “Company”) announced that Sean Deason had been appointed as the Company’s Senior Vice President and Chief Financial Officer, effective on the later of June 30, 2020 or the receipt of the requisite work permits to allow Mr. Deason to relocate to Switzerland (such date, the “Effective Date”). On June 5, 2020, the Board of Directors of the Company (the “Board”) removed Peter Bracke as the Company’s Interim Chief Financial Officer, effective on the Effective Date. The Board also designated Mr. Deason as the Company’s principal financial officer, effective on the Effective Date, succeeding Mr. Bracke in that role. Following the Effective Date, Mr. Bracke will serve as the Company’s Chief Transformation Officer.

Mr. Deason, 49, previously served as Chief Financial Officer and Controller of WABCO Holdings Inc. (“WABCO”), a manufacturer of technology systems for commercial vehicles, since April 2019. Prior to that, Mr. Deason was WABCO’s Vice President Controller and Investor Relations from June 2015 to April 2019. Prior to joining WABCO, Mr. Deason spent four years with Evraz N.A., a steel products manufacturer, where he served as Vice President, Financial Planning & Analysis. Prior to Evraz, Mr. Deason spent twelve years with Lear Corporation, a global automotive technology manufacturer, where he served as Director, Finance, Corporate Business Planning & Analysis, Director, Finance, Asia Pacific Operations, and Assistant Treasurer, and held various other positions of increasing responsibility since August 1999. Mr. Deason holds a Masters of International Management from Thunderbird School of Global Management and is a Certified Management Accountant.

In connection with the appointment of Mr. Deason, the Company and the Company’s subsidiary, Garrett Motion Sàrl, entered into an employment contract with Mr. Deason (the “Agreement”). Pursuant to the terms of the Agreement, Mr. Deason will serve as Garrett Motion Sàrl’s Senior Vice President and Chief Financial Officer and as an executive officer of the Company. The Agreement provides that Mr. Deason will receive an annual base salary of CHF 570,000 (equal to approximately $592,062) per year and will be eligible for an annual discretionary cash bonus with a target of 80% of his base salary. Mr. Deason will also receive a signing bonus equal to CHF 1,000,000 (equal to approximately $1,038,705) in connection with the commencement of his employment, which is subject to repayment if Mr. Deason’s employment is terminated for any reason prior to the one-year anniversary of the Effective Date. Additionally, under the Agreement, Mr. Deason is eligible for an annual grant of equity awards with an initial target opportunity of 170% of annual base salary.

In addition, pursuant to the Agreement, Mr. Deason is eligible to receive vacation benefits, a cash car allowance in the amount of CHF 1,725 (equal to approximately $1,792) per month, tuition reimbursement, relocation assistance in connection with his relocation to Switzerland and other customary employee benefits and expense reimbursements. Additionally, Mr. Deason will receive a relocation bonus equal to CHF 150,000 (equal to approximately $155,806), which is subject to repayment if Mr. Deason terminates employment for any reason or if Garrett Motion Sàrl terminates Mr. Deason’s employment (other than for reason of redundancy) prior to the second anniversary of the Effective Date. Mr. Deason’s Agreement also includes two-year post-termination non-competition restrictions and one-year post-termination non-solicitation restrictions.

Pursuant to the Agreement, Mr. Deason is eligible for severance payments and benefits upon a qualifying termination of employment under the Company’s severance plan. Mr. Deason’s offer of employment is also contingent upon his execution of the Company’s intellectual property and confidentiality agreement, which contains customary confidentiality provisions.

In connection with these changes, Mr. Bracke and the Company’s subsidiary, Garrett Motion Sàrl, entered into an amendment to Mr. Bracke’s employment agreement (the “Amendment”), pursuant to which his annual base salary will be CHF 400,000 (equal to approximately $415,482), effective July 1, 2020, and his target annual cash bonus opportunity will be 50% of his annual base salary.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 8, 2020	Garrett Motion Inc.

	By:	/s/ Jerome Maironi
Jerome Maironi
Senior Vice President, General Counsel and Corporate Secretary